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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): May 20, 2005

                                    PPOL,INC.
             (Exact name of registrant as specified in its charter)

      CALIFORNIA                   000-50065           95-4436774
     (State or other           (Commission File       (I.R.S. Employer
     jurisdiction of                Number)            Identification
     organization)                                        Number)


    11661 San Vicente Blvd, Suite 901                     90049
         Los Angeles, California                        (Zip Code)
 (Address of principal executive offices)

Registrant's telephone number, including area code: (310) 979-8513

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ITEM 5.02(b) and (d). DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF
DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 20, 2005, the Board of Directors (the "Board") of PPOL, Inc. (the "Company") approved, unanimously, the appointment of Yoshiro Aota to serve as a member of the Board of the Company. In connection with the appointment of Mr. Aota, the Board fully reviewed and considered the facts and circumstances surrounding his prior resignation as a member of the Board and as the chief operating officer of the Company on December 14, 2004, and determined that notwithstanding what may have been technical registration violations of Japanese securities laws in connection with certain sales of the Company's stock by Leo Global Fund ("Leo"), a major shareholder of the Company, such sales were nonetheless made in good faith and not part of any plan or scheme to defraud investors, and that such sales by Leo have been determined by Japanese counsel to be valid as between Leo and the purchasers.

The Board also considered Mr. Aota's significance to the Company in connection with his management of the day-to-day operations of AJOL Co., Ltd. ("AJOL"), the Company's wholly-owned subsidiary, his strategic planning for AJOL, his loyalty and devotion to AJOL, his talent as a spokesperson for AJOL, his relationships with AJOL's members and franchisees and his significance in connection with the Company's growth potential, valuation and future performance.

The Board also determined that Mr. Aota has always maintained high standards of honesty and integrity, and will continue to do so, and that his re-appointment to the Board is in the best interests of the Company.

The Board also determined to approve, effective upon and subject to the approval of AJOL's board of directors, the appointment of Mr. Aota to serve as Chairman and Representative Director of AJOL.

Also, Hisao Inoue announced to the Board on May 20, 2005, that he has elected to resign as Chief Executive Officer of the Company to devote more time to his other business interests, effective at the conclusion of the Company's next annual meeting of shareholders, currently planned for August 2, 2005. Mr. Inoue intends to continue as a director of the Company.

                                      * * *

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 23, 2005

                                     PPOL, Inc.

                                     By: /S/ Richard H. Izumi
                                         -------------------------------------
                                         Richard H. Izumi
                                         Chief Financial Officer and Secretary